WORLD MONITOR TRUST III SERIES J CLASS 1

Unaudited Account Statement

For the Month Ending May 31, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2008 for World Monitor Trust III Series J Class 1. The net asset value of an interest as of May 31, 2008 was $120.99, an increase of +1.09% from the April 30, 2008 value of $119.69. The calendar year-to-date return for World Monitor Trust III Series J Class 1 was an increase of +14.79% as of May 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$946,754.71
Change in Unrealized Gain/(Loss)	$825,213.95
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($16,302.36)

Total Trading Income	$1,755,666.30
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$39,489.73
Management Fees	$38,585.10
Advisory Fees	$174,122.78
Offering Fees	$0.00
Incentive Fees	$300,450.50
Other Expenses	$281,215.92

Total Expenses	$833,864.03
Interest Income	$87,165.33
Net Income(Loss) from the Period	$1,008,967.60

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$92,604,250.99	8,061.0385	$964,827.27
Addition	$3,046,792.44	247.9456	$30,000.00
Withdrawal	($441,872.71)
Net Income/(Loss)	$1,008,967.60		$10,512.25

Month End	$96,218,138.33	8,308.9842	$1,005,339.52
Month End NAV Per Unit	$120.99
Monthly Rate of Return	1.09%
Year to Date Rate of Return	14.79%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 1

WORLD MONITOR TRUST III SERIES J CLASS 2

Unaudited Account Statement

For the Month Ending May 31, 2008

Partner ID: 0001

PREFERRED INVESTMENT SOLUTIONS CORP.

MAUREEN HOWLEY CFO

900 KING STREET

SUITE 100

RYE BROOK, NY 10573

Dear Interest Holder:

Enclosed is the report for the period of May 31, 2008 for World Monitor Trust III Series J Class 2. The net asset value of an interest as of May 31, 2008 was $122.39, an increase of +1.26% from the April 30, 2008 value of $120.87. The calendar year-to-date return for World Monitor Trust III Series J Class 2 was an increase of +15.72% as of May 31, 2008.

STATEMENT OF INCOME(LOSS)

Trading Income (Loss)
Realized Trading Gain/(Loss)	$138,827.88
Change in Unrealized Gain/(Loss)	$121,005.69
Gain/(Loss) on Other Investments	$0.00
Brokerage Commission	($2,390.51)

Total Trading Income	$257,443.06
Expenses
Audit Fees	$0.00
Administrative and Legal Fees	$5,790.60
Management Fees	$5,657.95
Advisory Fees	$25,532.59
Offering Fees	$0.00
Incentive Fees	$44,056.72
Other Expenses	$18,604.46

Total Expenses	$99,642.32
Interest Income	$12,781.53
Net Income(Loss) from the Period	$170,582.27

STATEMENT OF CHANGES IN NET ASSET VALUE (NAV)

		YOUR INVESTMENT
		Units	Value
Beginning of Month	$13,579,074.14	1,172.8500	$141,763.10
Addition	$844,100.00	81.7067	$10,000.00
Withdrawal	($12,000.00)
Net Income/(Loss)	$170,582.27		$1,780.85

Month End	$14,581,756.41	1,254.5567	$153,543.95
Month End NAV Per Unit	$122.39
Monthly Rate of Return	1.26%
Year to Date Rate of Return	15.72%

For account inquiries, please contact Preferred Investment Solutions Corp. Client Services at (914)307-4000.

To the best of our knowledge and belief, the information above is accurate and complete:

Kenneth A. Shewer, Chairman	Marc S. Goodman, President
Preferred Investment Solutions Corp., Managing Owner of World Monitor Trust III Series J Class 2